Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

Jim Prieur to retire as CEO of CNO Financial Group;
Ed Bonach to become CEO; Scott Perry named to new role of COO

Carmel, Ind. July 6, 2011 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its chief executive officer C. James Prieur, 60, has decided to retire from that position and from the board of directors as of September 30. The Board of Directors of CNO has announced that it has elected CFO Ed Bonach, 57, to become CEO upon Mr. Prieur's retirement, and that he will fill Mr. Prieur's position on the board at that time. The Board also promoted, effective immediately, Scott Perry, 48, to the newly-created position of chief operating officer. Mr. Bonach will continue his responsibilities as chief financial officer until a successor CFO is identified, while Mr. Perry will retain his position as president of Bankers Life and Casualty Company.

“After five successful years rebuilding and recapitalizing CNO, and with the company well positioned to pursue the underserved but fast-growing senior and middle-income market, it is the appropriate time for the company to prepare for its future and continued success under new leadership,” Mr. Prieur said. “After much thought, and with great confidence in Ed Bonach's proven strengths, I have decided it is the right time for me to retire from CNO.”

“Our strong financial results and our new corporate brand reflect our tremendous progress both operationally and financially,” Mr. Prieur said. “We now have substantially reduced CNO's debt, lowered costs by reallocating human resources and creating an efficient shared services platform, increased our focus on businesses where we have competitive advantages, and spun off our legacy long-term care business to reduce risk and earnings volatility. With this nation on the cusp of an explosion of growth in our market as the first of the baby boom generation enters retirement age, I look forward to watching the company grow in an attractive middle-income market with a very bright future.”

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“We are grateful to Jim for helping transform CNO into a thriving insurance and financial services enterprise, and we wish him the best in the future,” said Neal Schneider, chairman of the board. “We also are pleased that Ed Bonach is well positioned to seamlessly fill the CEO role, and that Scott Perry will take on the COO function as CNO continues to expand and fulfill its vision.” Mr. Schneider further noted that CNO's recent achievements have resulted from the efforts of a strong management team, and the Board is pleased to be able to promote leaders from within the organization who will be able to build upon the company's recent success.

Mr. Prieur joined CNO Financial Group (then Conseco) in 2006 from Sun Life Financial in Toronto, where he served as president and chief operating officer after holding numerous managerial positions since joining the firm in 1979.

Ed Bonach joined CNO in 2007 from National Life Group, where he served as executive vice president and chief financial officer. Before joining National Life in 2002, he was with Allianz Life for 23 years, where his positions included President - Reinsurance Division and chief financial officer.

Scott Perry joined Bankers Life and Casualty in 2001, and was named president in 2006. Prior to joining Bankers, he spent 17 years in sales, marketing and management roles at Presideo, Premera Blue Cross, Anthem Blue Cross Blue Shield and Golden Rule.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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